Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Syneos Health, Inc. [SYNH]

Date of Earliest Transaction Required to
be Reported:	August 9, 2018
(Month/Day/Year)

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by: Thomas H. Lee Advisors, LLC (“THL Advisors”),Thomas H. Lee Equity Fund VI, L.P. (“Equity Fund VI”); Thomas H. Lee Parallel (DT) Fund VI, L.P. (“(DT) Fund VI”); Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”); Thomas H. Lee Equity Fund VII, L.P. (“Equity Fund VII”); Thomas H. Lee Parallel Fund VII, L.P.  (“Parallel Fund VII”); Thomas H. Lee Parallel (Cayman) Fund VII, L.P. (“Parallel (Cayman) Fund VII”); THL Executive Fund VII (“Executive Fund VII”); THL Equity Fund VII Investors (inVentiv), L.P. (“Equity Fund VII (inVentiv)”); THL Fund VII Coinvestment Partners, L.P. (“Fund VII Coinvest”); THL Coinvestment Partners, L.P. (“Coinvest Partners”); THL Operating Partners, L.P. (“THL Operating Partners”); Great-West Investors, L.P. (“Great-West Investors”); Putnam Investments Employees’ Securities Company III, LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”); Todd M. Abbrecht; and Joshua M. Nelson.

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL”), which in turn is the sole member of THL Equity Advisors VI, LLC (“Equity Advisors VI”), the sole member of THL Equity Advisors VII, LLC (“Equity Advisors VII”), the general partner of THL Operating Partners, the general partner of Fund VII Coinvest, and the general partner of Coinvest Partners. Equity Advisors VI is the general partner of Equity Fund VI, (DT) Fund VI, and Parallel Fund VI. Equity Advisors VII is the general partner of Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, and Equity Fund VII (inVentiv). THL Advisors is the attorney-in-fact of Great-West Investors and Putnam Investments, LLC. Putnam Investments, LLC is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(3) Each Reporting Person disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest.

(4) Represents shares of the Issuer directly held by the following entities following the transaction: 3,029,630 shares of common stock held by Equity Fund VI, 2,051,504 shares of common stock held by Parallel Fund VI, 358,357 shares of common stock held by Parallel (DT) Fund VI, 28,433 shares of common stock held by Coinvestment Partners, 5,399 shares of common stock held by THL Operating Partners, 15,515 shares of common stock held by Great-West Investors, 15,502 shares of common stock held by Putnam III LLC, 1,429,259 shares of common stock held by Equity Fund VII, 1,127,743 shares of common stock held by Parallel Fund VII, 1,511,529 shares of common stock held by Parallel (Cayman) Fund VII, L.P., 125,282 shares of common stock held by Executive Fund VII, 217,962 shares of common stock held by Fund VII Coinvest and 9,323,549 shares of common stock held by Equity Fund VII (inVentiv).

(5) Represents 6,281 RSUs awarded to Mr. Abbrecht and 6,281 RSUs awarded to Mr. Nelson, in each case, as compensation for their service on the Board of Directors of the Issuer.

(6) Todd M. Abbrecht is a Managing Director of THL.  Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.

(7)  Joshua M. Nelson is a Managing Director of THL.  Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.